EXHIBIT 10.23

AMENDMENT NO. 1
TO THE RIGHTS AGREEMENT

This Amendment No. 1 dated as of August 31, 2011 to the Rights Agreement dated February 14, 2008 (the “Rights Agreement”) is by and among Inuvo, Inc., a Nevada corporation formerly known as Kowabunga! Inc., formerly known as Think Partnership Inc. (the “Company”) and Colonial Stock Transfer Company, Inc., a Utah corporation (the “Rights Agent”)

WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to any “Stock Acquisition Date” as that term is defined the Rights Agreement, the Board of Directors of the Company is permitted to amend the Rights Agreement in its sole discretion.

WHEREAS, the Company is contemplating a merger with a Vertro, Inc. (“Vertro”) in which the Company will be the surviving entity and such merger will not involve the issuance by the Company of fifty (50%) percent or more of the Company’s assets, cash flow or earning power as part of such merger.

WHEREAS, the Company has advised the Rights Agent that no “Stock Acquisition Date” as occurred.

WHEREAS, the Board of Directors has expressed its desire to avoid any ambiguity and to express its intention that the proposed merger with Vertro will not bring into application the Rights Agreement and for that purpose has expressed its desire to supplement the Rights Agreement pursuant to Section 27 thereof.

NOW, THEREFORE, in consideration of the mutual promises and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.           Pursuant to the authority granted to the Board of Directors by Section 27 of the Rights Agreement, the Rights Agreement is hereby amended to exclude any application of its terms to the transaction contemplated with Vertro.

2.           Except as specifically amended hereby, all other terms and conditions of the Rights Agreement remain unchanged.

INUVO, INC.

By:
Wallace D. Ruiz,
Chief Financial Officer

COLONIAL STOCK TRANSFER COMPANY, INC.

By:
Kathy Carter, President